Exhibit 99.2          Transcript of conference call.

RadNet, Inc.

Second Quarter, 2012

Earnings Conference Call

August 9, 2012, 7:30 AM PDT

Operator:

Please stand by. We're about to begin. Good day, everyone, and welcome to today's RadNet second quarter 2012 earnings results conference call. As a reminder, today's conference is being recorded. At this time, I would like to turn the call over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. Please go ahead, sir.

Mark Stolper – Executive Vice President and Chief Financial Officer

Thank you. Good morning ladies and gentlemen and thank you for joining us today to discuss RadNet’s second quarter 2012 earnings results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K, for the year ended December 31, 2011 and RadNet’s quarterly report on Form 10Q for the three month period ended June 30, 2012. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. And with that, I'd like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

Dr. Howard Berger Chairman and Chief Executive Officer

Thank you, Mark. Good morning everyone, and thank you for joining us today. On today's call, Mark Stolper and I plan to provide you with highlights from our second quarter 2012 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning. . .

1

We are pleased with our progress in the second quarter 2012.

First, our performance both on an aggregate and same center basis showed significant sequential improvement over the first quarter of 2012. We also continued our trend of quarter-over-prior-year’s- same-quarter increases in both aggregate and same-center procedure growth as well as aggregate Revenue and EBITDA. This quarter marks seven quarters in a row with positive same-center procedure growth and the 8th quarter out of the last nine quarters, where we had both increasing Revenue and EBITDA as compared with the prior year’s same quarter.

We are proud of the growth and consistency of our metrics. With this quarter’s results, our trailing twelve month Revenue and Adjusted EBITDA have increased to $662.6 million of Revenue and $119.8 million of Adjusted EBITDA. Including our second quarter results, our trailing twelve month Revenue is already approaching the midpoint of our 2012 guidance range for Revenue. And, our trailing twelve month EBITDA is already at the lower-end of our 2012 guidance range for EBITDA. You may recall that our 2012 guidance ranges implied healthy growth over 2011 results.

A number of things give me optimism about the continuation of these positive trends in our results.

First, we have not fully realized all the financial benefits from recent acquisitions. We expect the CML Healthcare acquisition integration to be substantially complete by year-end, and would anticipate additional consolidation benefits to be reflected in our financial statements in the second half of this year. We are proud of the changes we’ve made with these operations and appreciate all the hard work and cooperation we’ve received from our regional operating staffs and our contracted radiology groups, particularly in Maryland. Based upon the early financial results and the positive feedback we’ve received from local referring physician communities, hospital partners and regional payors in Maryland, we are more convinced than ever that the CML Healthcare acquisition is one of the most impactful transactions we have completed to date.

With regards to another recent acquisition whose benefits we have not yet fully realized in our financial statements, we completed the acquisition of West Coast Radiology at the beginning of the second quarter. This transaction significantly strengthens our position in Orange County, CA. Not only do the West Coast Radiology sites broaden our footprint in Orange County, but it also greatly strengthens our physician capabilities in that region. For almost 25 years, West Coast Radiology has been one of the premier radiology providers in Orange County. West Coast Radiology has successfully nurtured close relationships with several longstanding Independent Practice Associations and other medical groups with whom they contract in Orange County, representing future expansion opportunities for RadNet. We anticipate benefiting from certain cost savings and consolidation opportunities in the future with other existing RadNet sites, as well as further potential expansion opportunities that exist in that region.

2

Second, we expect to benefit substantially in the future from our new relationship in New Jersey with the Barnabas Health System. We recently announced the operational commencement of our multi-faceted Joint Venture in New Jersey and the establishment of the Joint Venture’s first owned facility in Cedar Knolls, NJ. RadNet has yet to realize the identified financial benefits from the Joint Venture providing management services to the existing RadNet and Barnabas locations and imaging facilities to be owned directly by the Joint Venture. We also expect to benefit in the future from opening the new Joint Venture imaging center in Cedar Knolls, NJ, which will be a full-service, all-digital, multi-modality facility. This center will replace RadNet’s existing Morristown location, which is a single-modality site whose operations will be transferred to the Cedar Knolls facility. Together, RadNet and Barnabas Health have the opportunity to reshape the imaging landscape of Northern New Jersey in ways that will benefit patients and referring physicians alike. Our Joint Venture will increase patient access to high quality multi-modality imaging, and provide a comprehensive, low-cost service offering to referring physicians and regional health plans.

Third, we are excited to reap the future financial benefits from our move into voice recognition transcription services. We have partnered with M*Modal to integrate M*Modal's Speech Understanding technology into RadNet's radiology Information Technology solutions. This integration, which we are targeting for completion by the end of our fourth quarter of 2012, will provide advanced speech and documentation capabilities to RadNet's proprietary diagnostic software solutions. The technology gives radiologists high-productivity speech recognition that streamlines the diagnostic report production process and produces higher quality documentation for referring physicians. The result of this integration will be substantial cost savings from eliminating more expensive transcription costs we pay to employees and outside vendors, faster report turn-around to our referring physicians, as well as certain labor efficiencies we will achieve through the streamlining of related processes.

And finally, we are beginning to execute on select opportunities to improve our reimbursement profile with private payors, which can only be made possible as an outgrowth of our geographic clustering approach. We are pleased to report that we have received rate increases as a result of negotiations we initiated with several significant east coast private health plans. These rate increases will fully mitigate the effects of some proposed Medicare cuts Mark will discuss in his portion of today’s call that would result if CMS’s recent publication regarding the 2013 Medicare Fee Schedule becomes the final rule governing next year’s Medicare rates. Although we do not comment publicly on the names of specific payors with whom we are in negotiations, we can tell you that these successful rate increases is the result of our dense market concentration strategy and the importance we have to regional payors relative to other imaging players in our markets. This is the first time in our Company’s history that we are having success in negotiating well-deserved increases for the important role we play in the healthcare delivery system. We believe that payors are beginning to recognize the value we bring, particularly as it relates to our significant cost and service advantage relative to hospital outpatient imaging departments. Although, we have yet to achieve the geographic concentration and presence we desire in all our core markets, these recent rate increases are illustrative of the wisdom of our overall strategy.

3

We are particularly encouraged by the performance of our business in light of a challenging macroeconomic environment and a healthcare environment that is burdened with decreased physician office visits and efforts to lower the utilization of imaging services. Our internal marketing and sales teams and other industry contacts all report that physician office visits remain at depressed levels, in many cases, at lower levels than in 2011. Our industry-diverging performance (not only this quarter, but also that of the last several quarters) leads us to conclude that our marketing, contracting and operations teams are being highly effective relative to our competition.

We continue to observe the net closure of facilities in our markets. The financial and industry-wide operating pressures have been steadily mounting since 2007, when the Medicare reimbursement paradigm was changed as part of the Deficit Reduction Act. Since 2007, our industry has faced further reimbursement challenges, greater legislative uncertainty and a substantially diminished access to capital, particularly for the smaller operators. During this period, relative to our competition, RadNet has capitalized on its size, economies of scale, leverage with suppliers, professional management and a more favorable access to capital. These advantages have allowed us to grow and consolidate weaker operators over the last several years. In contrast, during the same period, many other operators have contracted and/or closed their businesses from the pressures.

We welcome this for a number of reasons. First, we have said for a number of years that overcapacity exists within certain imaging modalities, in particular MRI. As operators close their doors, some of this overcapacity is eliminated, leaving the survivors with greater volumes, efficiency and capacity utilization. Second, we’ve noted that some of those closing their doors have been part of the physician self referring category of operators. This group has been responsible for much of the overutilization and abuse of imaging services over the last decade or so. As physician self-referrers leave imaging, we will see the legitimate procedures of these operators be redirected towards outpatient imaging centers like RadNet. Furthermore, eliminating some of these abusive operators who drive overutilization could lessen the focus CMS and private payors have on reimbursement and/or utilization management.

In addition to causing site closures, the increased pressures of our industry will continue to drive consolidation. Over the last several years, we have experience where assets have been bought and sold for historically depressed multiples, (typically of 3x-4x EBITDA for some of the smaller operators). M&A activity for us remains robust.

This activity, however, will remain disciplined. We have talked often in the past about the criteria under which we would be willing to consummate transactions. These remain unchanged. We are most interested in multi-modality operations in our existing core markets of California, the Mid-Atlantic region or the tri-state area of New York. Our efforts are also concentrated on transactions that are leverage-neutral or deleveraging. We are optimistic on our ability to identify and complete transactions under these criteria.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our second quarter 2012 performance. When he is finished, I will make some closing remarks.

4

Mark Stolper – Executive Vice President and Chief Financial Officer

Thank you, Howard. And thank you all for participating in our second quarter 2012 conference call. I’m now going to briefly review our second quarter 2012 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our second quarter performance. Lastly, I will reaffirm our previously announced 2012 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (each from continuing operations) and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to Net Income or Loss Attributable to RadNet, Inc. Common Shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2012 results:

2012 Second Quarter Results:

We were pleased with the performance of our business this quarter.

For the three months ended June 30, 2012, RadNet reported Revenue and Adjusted EBITDA of $171.4 million and $31.4 million, respectively. Revenue increased $18.4 million (or 12.0%) over the prior year’s same quarter and Adjusted EBITDA increased $851,000 (or 2.8%) over the prior year’s same quarter.

Although, the increase in Revenue and Adjusted EBITDA from the second quarter of last year was partially driven by procedural volume increases from acquired entities, the same-center procedural volume increased 0.8% as compared to the second quarter of 2011. We now have seen same center volumes increase for seven consecutive quarters. We are certain that our organic growth is unparalleled in the imaging industry. Based upon our volume comparison with our competitors (and in particular with those we have seen as part of due diligence processes related to potential acquisitions for us), our conclusion is that we are picking up share in our local markets, in what remains a difficult operating environment.

For the second quarter of 2012, as compared to the prior year’s second quarter, MRI volume increased 18.8%, CT volume increased 19.6% and PET/CT volume increased 10.3%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 14.5% over the prior year’s second quarter.

In the second quarter of 2012, we performed 1,053,077 total procedures. The procedures were consistent with our multimodality approach, whereby 76.8% of all the work we did by volume, was from routine imaging. Our procedures in the second quarter of 2012 were as follows:

  136,770 MRIs as compared with 115,094 MRIs in the second quarter of 2011
  101,322 CTs as compared with 84,709 CTs in the second quarter of 2011
  6,084 PET/CTs as compared with 5,516 PET/CTs in the second quarter of 2011
  And 808,901 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams as compared with 714,716 of all these exams in the second quarter of 2011.

5

Net Income for the second quarter was $0.07 per diluted share, compared to a Net Income of $0.09 per diluted share in the second quarter of 2011 (based upon a weighted average number of diluted shares outstanding of 39.4 million and 39.8 million for these periods in 2012 and 2011, respectively). Excluding a $1.7 million gain (or $0.04 per share) resulting from property and casualty insurance settlement proceeds in the second quarter of 2011 from the disposal of an imaging center in California, Net Income increased from $0.05 per share to $0.07 per share in the second quarter of 2012.

Affecting operating results in the second quarter of 2012 were certain non-cash expenses and non-recurring items including: $531,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $163,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $276,000 loss on the disposal of certain capital equipment; $771,000 of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our existing credit facilities; and $1.2 million fair value gain from our interest rate swaps, net of the amortization of an Accumulated Comprehensive Loss existing prior to April 6, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2012 was $13,475 million. This compares with GAAP interest expense in the second quarter of 2011 of $13,150 million. This slight increase is primarily due to incremental net debt on our books resulting from an increased revolver balance due to draw downs to fund recent acquisitions, such as the CML Healthcare and West Coast Radiology operations.

One important item to note with respect to interest expense is that our two interest rate swaps will expire in November of this year. Currently, because their rates are significantly out-of-the-money relative to the spot rate 3 month LIBOR, upon expiration, RadNet is projected to save approximately $6 million of cash interest expense on an annualized basis. Because our floating rate credit facilities are subject to a 2% LIBOR floor, and 3 month LIBOR is far below this level (currently at about 44 basis points), we do not intend to execute any additional interest rate hedges. Essentially, we have a natural hedge up to a LIBOR rate of 2% because the LIBOR floor.

For the second quarter of 2012, Provision for Bad Debt expense was 3.7% of our Revenue compared with 3.7% for the second quarter of 2011. For the six month period ended June 30, 2012, our Cash Flow from Operating Activities was $40.8 million, which was an increase over the same period last year of $18.0 million.

Liquidity and Capital Resources:

With regards to our Balance Sheet, as of June 30, 2012, we had $553.7 million of net debt (which is total debt less our cash balance) and we were drawn $59.5 million on our approximately $121 million revolving line of credit, primarily the result of our acceleration of cash capital expenditures in the first half of 2012 and the purchases of the CML Healthcare and West Coast Radiology operations. This is a decrease in our net debt of $1.7 million compared with March 31, 2012.

6

We repaid $3.5 million of notes and leases payable during the quarter. In the second quarter, we had cash capital expenditures, net of asset and imaging center dispositions, of $11.5 million. Year to date, we had cash capital expenditures, net of asset and imaging center dispositions, of $22.6 million. Because, to a certain degree, we’ve front-loaded our capital expenditures in the first half of 2012, we expect to benefit from increased cash flow from spending $5 million to $10 million less in capital expenditures for the remainder of the year. We anticipate using this additional cash flow for debt paydown.

Since December 31, 2011, Accounts Receivables increased approximately $3 million and our Net Days Sales Outstanding (or DSOs) were 59.6 days a decrease of approximately 3.0 days since year end 2011. The decrease in our DSO is the result of the typical reversal of cash-delaying effects of collecting deductibles at the beginning of the year from patients as well as the collections of billings that we were holding related to certain payor negotiations, in particular those related to the CT of the Abdomen and Pelvis as discussed in previous financial results conference calls.

At this time, I’d like to reaffirm our 2012 Fiscal Year Guidance Levels, which we release in March as part of our 2011 fourth quarter and full year earnings press release

For our 2012 fiscal year, our guidance ranges as follows:

Service Fee Revenue, Net of Contractual Allowances and Discounts (a)	$648 million - $688 million
Adjusted EBITDA(1)	$120 million - $130 million
Capital Expenditures (b)	$35 million - $40 million
Cash Interest Expense	$46 million - $51 million
Free Cash Flow Generation (c)	$30 million - $40 million

(a)	Equivalent to original guidance of $660 million to $700 million as adjusted for the adoption of ASU 2011-07 “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities”
(b)	Net of proceeds from the sale of equipment.
(c)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

We are tracking according to our plan to achieve our guidance.

Reimbursement Discussion

I’ll now take a few minutes to give you an update on 2013 reimbursement and discuss what we know with regards to 2013 anticipated Medicare rates.

7

With respect to 2013 Medicare reimbursement, we recently received a matrix for proposed rates by CPT code, which is typically part of the proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2012 rates. We volume-weighted our analysis using expected 2013 procedural volumes. Our initial analysis shows a drop of approximately 5% for 2013 rates, representing to us an estimated $6 million to $7 million revenue decrease for next year for our Medicare book of business. Of course, these proposed rates are subject to comment from lobbying and industry groups, and there is no assurance the final rule to be released in the November 2012 time frame will reflect these same proposed rates. In recent years, the Final Rule issued in the October/November time frame decreased initially proposed cuts released earlier in the year.

Whether or not the final rule is consistent with the proposed rates, are pleased to report, as discussed by Dr. Berger earlier in this call, that we have received rate increases as a result of negotiations we initiated with several significant east coast private payors. These rate increases, along with cost savings we expect from integrating voice recognition transcription capabilities, will fully mitigate the effects of the proposed Medicare cuts illustrated in CMS’s publication and any private payor follow-on that could result.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger Chairman and Chief Executive Officer

Thank you, Mark.

The point I’d like to emphasize as we conclude our prepared remarks is that RadNet continues its steady and consistent course towards financial and operating improvement. Our business strategy is transparent and has been unwavering over the last several years.

Our strategy is to continue to execute on the principal business tenants that will insure our future success. The first is scale. In our highly fragmented industry which is suffering immense pressures of lower reimbursement, decreasing utilization and lower availability of capital, size matters. Our cost structure, leverage with suppliers and payors and industry relationships with powerful joint venture partners set apart RadNet from other industry players. We will continue to make strategic acquisitions in our regions, particularly tuck-in transactions of single centers and small groups. We will also continue to leverage our scale and expertise to partner with powerful local health systems and hospitals.

We are also focused on deleveraging. Although we will continue the expansion of our business both organically and through acquisition, we are very mindful of leverage. Not only do we expect deleveraging through the continued growth in our operating metrics (ie, EBITDA), but we also expect aggregate debt paydown. We expect to demonstrate our free cash flow model to lower our net debt in the last half of 2012.

8

The third tenant of our business focus is on efficiency, cost containment and the maintenance of operating margins. As discussed earlier on this call and in previous quarters, we have key initiatives that will drive performance and continue to mitigate any reimbursement pressures that may occur in the future. Example of these are the implementation of our eRAD RIS and PACS system-wide, voice recognition transcription, effective purchasing of supplies and equipment maintenance and the consolidation of costs and the elimination of unnecessary expenses with respect to newly acquired operations. We will continue to identify other avenues to save costs and achieve efficiencies within our business in the future.

And finally, our strategy continues to be to diversify our product offering. This has included our entry into radiology software, teleradiology and professional services and medical oncology niches that are heavily imaging-dependent. We are leveraging these capabilities to provide a continuum of services to joint venture partners who seek an imaging partner who can provide solutions to all their diagnostic needs. Furthermore, each product offering represents a unique growth opportunity in and of itself and these offerings are far less capital intensive than our core business.

We continue to believe our strategy will manifest itself into long-term and steady growth, deleveraging and profitability—benefits that will inure over time to all of the RadNet stakeholders, both shareholders and lenders alike.

Operator, we are now ready for the question-and-answer portion of the call.

AFTER Q&A:

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Good Day.

 9